Exhibit 99.6

PRESS RELEASE September 27, 2005

INVISA ANNOUNCES NEW DIGITAL PRESENCE SENSING TECHNOLOGY

Sarasota, FL, September 27, 2005 - Invisa, Inc. (OTC BB: INSA), an electronic life safety and security company, announced today that it has filed a new PCT Patent application titled "Digital Capacitive Sensing Device for Security and Safety Applications." The PTC filing is a formal patent application covering inventions protected by a provisional patent filing. Constructed around the company's latest technology advances this new patent will provide additional strength to Invisa's growing IP portfolio. With the addition of this patent application Invisa's Intellectual Property portfolio consists of numerous trademarks, two issued patents, and five pending patents.

Inventions covered in this latest patent application are used in our current safety products and are anticipated to shape the future of capacitive presence sensing. We anticipate that these latest inventions will move the company's InvisaShield™ technology to the next level making it more robust and flexible... allowing it to be used in a much larger number of applications. It also raises the bar in areas of electromagnet interference rejection, false alarm prevention, and ease of setup and adjustment. Other benefits of this latest development are additional flexibility in communicating status, multiple status outputs, remote selectable sensing levels, remote selectable operating states, remote selectable maintenance mode, and attempted field override monitoring and detection.

According to Bob Fergusson, Engineering Manager, "This patent helps give our technology a new level of protection. It is the basis of our present safety products that are now being sold into the marketplace. Our new museum security products, which are planned to be introduced later this year, will also incorporate these new technology developments. The planned microcontroller version of our next generation of safety products will implement some of the new more advanced features protected by this patent, features that will allow for easier setup and a more robust operation of the sensor. We believe the new technology covered under this patent will give us some unique advantages as we look at new applications in the safety and security markets."

According to Steve Michael, Invisa's acting President, "We believe that Invisa's latest capacitive technology is the wave of the future because it enhances both function and capability. We are dedicated to making capacitive sensing the new standard in safety and security. We believe that our latest technology advancements and our continuing commitment to development confirm that Invisa is a technology leader in new and innovative products for the safety and security markets."

About Invisa

Invisa's versatile, reliable, compact next generation presence sensing solutions are targeted to the multibillion dollar global electronic life safety and security markets. InvisaShield technology, an advanced implementation of capacitive sensing, is resistant to known methods of circumvention. It does not employ infrared, laser, ultrasound or microwave radiation. Used in security applications, InvisaShield technology can detect intruders who violate a sensing zone ranging from millimeters up to one meter. Invisa sensors have been in service at a major New England museum since April 2003.

Invisa's SmartGate® safety systems incorporate the InvisaShield capacitive sensing technology which generates an invisible protective field that moves with and precedes the potentially hazardous leading edge of powered gates, garage doors, sliding doors and other powered closures. A video of SmartGate in action can be viewed at www.invisa.com.

For information on SmartGate products or the patented InvisaShield technology, please visit www.invisa.com or call 941.355.9361.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Factors which may cause such differences include the company's ability to meet planned delivery schedules, cancellation of orders, and other risks disclosed in the Company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.